Exhibit 99.1

Contact:

Marc Brailov

MicroStrategy Incorporated

(703) 770-1670

(mbrailov@microstrategy.com)

MicroStrategy Reports $0.67 GAAP Diluted EPS for Q2 2004

Four-fold Increase Over Q2 2003 GAAP Diluted EPS of $0.15

MCLEAN, Va., July 27, 2004 - MicroStrategy® Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, today announced its financial results for the three-month period ended June 30, 2004 (the second quarter of its 2004 fiscal year), reporting GAAP earnings of $0.67 per share on a diluted basis, a more than four-fold increase over the second quarter of 2003. Second quarter 2004 revenue was $49.9 million versus $43.6 million in the second quarter of 2003, a 14 percent increase. Revenue in the first quarter of 2004 was $49.1 million.

Second quarter 2004 license revenue was $18.3 million versus $19.6 million in the second quarter of 2003, a 7 percent decrease. License revenue in the second quarter of 2003 benefited from $4.0 million of revenue attributable to a large transaction with the U.S. Postal Service. License revenue in the first quarter of 2004 was $18.8 million. Revenue from services in the second quarter of 2004 increased 32 percent over the second quarter of 2003 primarily due to strong maintenance revenue attributable to an increased base of customers and increased maintenance rates. Operating expenses decreased to approximately $29.6 million in the second quarter of 2004 from approximately $31.8 million in the second quarter of 2003 due primarily to a decrease in research and development expenses and to an approximately $1.7 million restructuring and impairment charge in the second quarter of 2003 with no comparable charges in the second quarter of 2004. MicroStrategy’s cash plus long-term investments at the end of the second quarter of 2004 was $87.2 million versus $34.9 million at the end of the second quarter of 2003 and $76.3 million at the end of the first quarter of 2004.

Net income for the second quarter of 2004, determined in accordance with GAAP, was $11.4 million, or $0.67 per share on a diluted basis. Second quarter 2004 income from operations was $12.2 million versus $4.7 million in the second quarter of 2003 and $10.2 million in the first quarter of 2004.

“With an increase in GAAP EPS and in our cash and long-term investments, MicroStrategy reports another solid quarter in what has been a strong first half of the year,” said MicroStrategy President and CFO Eric F. Brown. “Our margins remained strong as we reported a 24% operating income margin for the second quarter of 2004.”

“MicroStrategy has benefited from a very robust new product cycle, with three new product launches since last November,” said MicroStrategy Chairman and CEO Michael J. Saylor. “June’s release of a UNIX®-based version of our platform, MicroStrategy 7i™ Universal Edition, marked another important milestone, opening up a significant new marketplace sector to MicroStrategy. MicroStrategy 7i Universal Edition is designed to permit more users to tap into the largest databases and obtain answers faster to their reporting and analysis inquiries.”

Added 118 New Customers:

New customers and new deals with existing customers in Q2 2004 included:

ADS Alliance Data Systems, Inc.; American Healthways; AmerisourceBergen Corporation; A.P. Moller - Maersk A/S; Bull Moose Tube Company; Carl Warren & Co.; CNET Networks, Inc.; Cryptologic; E.I. Dupont de Nemours & Company; Finali Corporation; Forest Laboratories; Henry Schein, Inc.; iDine Reward Network; Kent Unified School District; KeyBank USA; KPMG LLP; La Capitale Assurances Generales; Liz Claiborne, Inc.; Meredith Corporation; Oakwood Homes; Ohio Department of Education; Playboy Enterprises, Inc.; Raley’s, Inc.; Roundy’s Inc.; Sage Telecom, Inc.; Shaw Industries Group, Inc.; Stage Stores; Supervalu, Inc.; Sykes Enterprises Inc.; Temple-Inland Corporation Services; The Container Store; The Rouse Company; and Town & Country Trust.

Examples of Noteworthy Customer Deals from Q2 2004:

U.S. Department of Education, Office of Federal Student Aid

U.S. Department of Education, Office of Federal Student Aid (FSA) has expanded their use of the MicroStrategy Business Intelligence Platform™ to support existing and new applications to be deployed under the Common Services for Borrowers (CSB) contract. FSA has purchased MicroStrategy software licenses and maintenance services valued at approximately $885,000. The CSB contract will consolidate the Department’s direct loan servicing functions, loan consolidation processes and collection activities for $96 billion in student loan obligations. Currently, five separate systems perform the functions that one system will perform under the new contract.

American Healthways

American Healthways (Nasdaq: AMHC) is the nation’s leading and largest provider of specialized, comprehensive disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. American Healthways recently expanded its use of MicroStrategy to include OLAP Services™ and Report Services™ as a component of its enterprise data warehouse platform. Approximately 100 users, including account management, finance and informatics will perform customer reporting and outcomes improvement research against a 2.5-terabyte Oracle® data warehouse. The MicroStrategy platform will help American Healthways track and assess clinical and financial data to provide greater insight into the company’s program outcomes.

E.I. DuPont de Nemours & Company

DuPont Crop Protection serves production agriculture with products for the grain and specialty crop sectors as well as forestry and vegetation management. DuPont selected MicroStrategy to anchor its Development Data Warehouse, a business intelligence tool that analyzes, summarizes, manages, and reports on global field development trials for crop protection chemicals. With over 150 users, DuPont’s business intelligence solution has several custom applications including Custom Dynamic Grouping, consolidation and business decision management; Management Console, warehouse management for Extraction, Transformation and Loading (ETL) and maintaining global standards; and Enterprise Manager, report usage statistics distributed via email. Using these custom applications, DuPont generates over 4,000 reports a month.

Liz Claiborne Inc.

Liz Claiborne Inc., a leading marketer and designer of apparel and accessories for women and men, is using MicroStrategy to extend its business intelligence capabilities to associates within its wholesale and retail divisions. With MicroStrategy, company associates have the ability to dynamically examine retail sales information pertaining to product and classification performance, SKU-level analysis, account/store performance and geographic analysis. This application will allow Liz Claiborne to refine future product lines, product assortments and retail account forecasts, and thereby improve customer intimacy.

The Container Store, Inc.

The Container Store®, the nation’s originator and leading retailer of storage and organization products, has selected MicroStrategy as its standard analytical reporting system. Approximately 50 analysts/users, primarily from Merchandising, Marketing, Logistics and Financial areas will continuously research/evaluate performance improvement opportunities using/against a terabyte data warehouse. The company will utilize the MicroStrategy platform to gain targeted insight into opportunities to accelerate its development of new innovative products/services and sales initiatives. After an in-depth evaluation of many of the competing products in the industry, The Container Store selected the MicroStrategy platform for its scalability, functionality and easy-to-use Web interface.

AmerisourceBergen Corporation

AmerisourceBergen, one of the largest pharmaceutical services companies in the United States, has selected MicroStrategy as the company’s enterprise data warehouse reporting and business analysis application. After an in-depth evaluation of many of the competing products in the industry, AmerisourceBergen selected the MicroStrategy platform for its scalability, functionality and easy-to-use Web interface.

MicroStrategy Unveils UNIX-Based, High Performance Business Intelligence Platform

Taking another major step forward in extending user-friendly business intelligence software to mass users, MicroStrategy released in June a UNIX®-based version of its award-winning MicroStrategy 7i platform, MicroStrategy 7i Universal Edition. MicroStrategy now offers the market’s first business intelligence (BI) product line that is compiled to 32-bit and 64-bit modes from the same code base and can run on Microsoft® Windows, IBM AIX ® and Sun Solaris(tm) Operating System (OS).

MicroStrategy 7i Universal Edition is designed to fulfill MicroStrategy’s goal of providing the most complete business intelligence platform capable of delivering all five styles of business intelligence — enterprise reporting, cube analysis, ad-hoc query and analysis, statistical analysis, and report delivery and alerting — to thousands of corporate users, partners, and customers. MicroStrategy 7i is built on a single unified architecture. The MicroStrategy 7i analytic server is compiled to both 64-bit UNIX and 32-bit Windows environments from a single code base, which provides companies with more flexibility to freely choose the hardware and software that best fits their needs—both now and in the future.

“IDC estimates that approximately 22 percent of the BI market is based on UNIX,” said Dan Vesset Research Director in the Data Warehousing and Information Access Program at IDC. “The new Universal Edition of MicroStrategy 7i opens up a significant sector of the BI marketplace for MicroStrategy. Equally important is the fact that MicroStrategy 7i now runs in full 64-bit mode, extending MicroStrategy’s already high scalability to deliver even better reporting and analytics performance.”

“Many organizations today are trying to standardize on an enterprise business intelligence tools platform driven by the need to reduce costs and expand the number of knowledge workers — including customers and suppliers,” says Wayne Eckerson, Director of Research at The Data Warehousing Institute. “With the Universal Edition of MicroStrategy 7i, a 64-bit BI application server that can run on UNIX, MicroStrategy has taken its scalable, high performance BI platform to a new level in support of an organization’s BI standardization efforts.”

Outlook and Financial Guidance Information

The following statements are subject to risks and uncertainties described at the end of this press release. Management guidance for 2004 contained herein is valid as of the date of this press release only and supersedes any previously announced guidance as to the company’s expectations for financial results for 2004.

Approximate Ranges (in millions, except for per share data)	Q3 2004 Range	Full Year 2004 Range
Revenue	$43.0 - $47.5	$190.0 - $202.0
Net income	$2.6 - $7.0	$33.1 - $38.3
GAAP diluted earnings per share	$0.15 - $0.40	$1.95 - $2.20
Diluted weighted average shares outstanding	17.10 - 17.35	17.00 - 17.40

The guidance provided above assumes income tax expense in the range of approximately $600,000 - $800,000 for each of Q3 2004 and Q4 2004.

The guidance does not include any reduction in our deferred tax valuation allowance during 2004. At this time, the company is not in a position to give guidance on the amount of any such possible reduction. Management will reassess the deferred tax valuation allowance prior to reporting Q3 and Q4 2004 financial results. Depending upon Q3 and Q4 2004 actual results, there may be sufficient evidence to support the conclusion that all or a portion of the company’s net deferred tax valuation allowance should be reduced during the second half of 2004. Any such reduction of the company’s deferred tax valuation allowance is expected to materially increase the company’s reported GAAP net income and materially impact the company’s consolidated balance sheet. As of June 30, 2004, the deferred tax valuation allowance on net operating losses and certain other temporary differences was approximately $140.6 million.

MicroStrategy will be discussing its second quarter 2004 results on a conference call today beginning at approximately 5:30 p.m. EDT. To access the conference call dial 877-597-9704 (domestically) or 706-364-6550 (internationally) and mention Michael Saylor as Chairperson. A live Webcast and replay of the conference call will be available at http://www.microstrategy.com/investor. A 48-hour replay of the call will also be available by dialing 800-642-1687 (domestically) or 706-645-9291 (internationally), conference ID 6684175.

About MicroStrategy Incorporated

Founded in 1989, MicroStrategy is a worldwide leader in the increasingly critical business intelligence software market. Leading Fortune 2000 companies are integrating MicroStrategy’s industrial-strength software into virtually all facets of their businesses. The MicroStrategy Business Intelligence

Platform™ distills vast amounts of data into vital, probing insight to help drive cost-efficiency, productivity, customer relations and revenue-generation. MicroStrategy offers exceptional capabilities — excellent scalability, powerful analytics, user-friendly query and reporting features and an outstanding, easy-to-use Web interface. Top companies are using MicroStrategy to cost-effectively harness large, multi-terabyte databases; empower thousands of employees at all operational levels; and extend the benefits of business intelligence enterprise-wide and beyond to customers, partners and suppliers.

MicroStrategy has over 2,600 enterprise-class customers, including General Motors, Lowe’s Home Improvement Warehouse, Yahoo!, Visa International, Wells Fargo, Telecom Italia, AT&T Wireless Group and Aventis. MicroStrategy also has relationships with over 500 systems integrators and application development and platform partners, including IBM, PeopleSoft, Sun, HP, and Teradata, a division of NCR. MicroStrategy is listed on Nasdaq under the symbol MSTR. For more information or to purchase or demo MicroStrategy’s software, visit MicroStrategy’s Web site at http://www.microstrategy.com.

MicroStrategy, MicroStrategy 7, MicroStrategy Business Intelligence Platform, MicroStrategy Report Services, MicroStrategy OLAP Services, MicroStrategy Office and MicroStrategy 7i are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including its estimates of future business prospects or financial results, statements made under the heading “Outlook and Financial Guidance Information” and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the ability of the Company to implement and achieve widespread customer acceptance of its MicroStrategy 7i and MicroStrategy Report Services software on a timely basis; the Company’s ability to recognize deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s products in the marketplace; the Company’s ability to maintain profitability and its impact on the Company’s deferred tax valuation allowance; the timing of significant orders; delays in the Company’s ability to develop or ship new products; market acceptance of new products; competitive factors; general economic conditions; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

# # #

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues
Product licenses	$18,323	$19,637	$37,134	$36,166
Product support and other services	31,561	23,996	61,856	44,902

Total revenues	49,884	43,633	98,990	81,068

Cost of Revenues
Product licenses	870	739	1,714	1,529
Product support and other services	7,269	6,419	14,180	12,377

Total cost of revenues	8,139	7,158	15,894	13,906

Gross profit	41,745	36,475	83,096	67,162

Operating Expenses
Sales and marketing	15,538	14,279	31,944	26,962
Research and development	6,516	7,798	13,246	14,731
General and administrative	7,503	7,963	15,456	15,147
Restructuring and impairment charges	—	1,699	—	1,699
Amortization of intangible assets	17	18	35	148

Total operating expenses	29,574	31,757	60,681	58,687

Income from operations	12,171	4,718	22,415	8,475

Financing and Other (Expense) Income
Interest income	174	281	289	371
Interest expense (1)	(11)	(2,049)	(25)	(4,347)
Loss on investments	(85)	—	(85)	—
Loss on early extinguishment of notes payable	—	(858)	—	(840)
Other (expense) income, net	(241)	133	565	95

Total financing and other (expense) income	(163)	(2,493)	744	(4,721)

Income before income taxes	12,008	2,225	23,159	3,754
Provision (benefit) for income taxes	581	(71)	1,353	793

Net income	$11,427	$2,296	$21,806	$2,961

Basic earnings per share	$0.71	$0.16	$1.36	$0.21

Diluted earnings per share	$0.67	$0.15	$1.27	$0.20

Basic weighted average shares outstanding	16,056	14,088	16,033	13,939

Diluted weighted average shares outstanding	17,128	14,940	17,190	14,500

(1)	Interest expense for the three months ended June 30, 2004 and 2003, includes discount amortization expense on notes payable of $0 and $883, respectively. Interest expense for the six months ended June 30, 2004 and 2003, includes discount amortization expense on notes payable of $0 and $1,856, respectively.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
Assets
Current assets
Cash and cash equivalents	$60,817	$51,882
Restricted cash	722	747
Accounts receivable, net	27,456	30,993
Prepaid expenses and other current assets	5,055	3,888
Deferred tax assets, net	1,726	1,807

Total current assets	95,776	89,317
Property and equipment, net	16,198	16,113
Capitalized software development costs, net	3,979	3,693
Long-term investments	26,353	—
Deposits and other assets	3,407	1,984
Deferred tax assets, net	3,416	3,686

Total Assets	$149,129	$114,793

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$13,562	$12,768
Accrued compensation and employee benefits	15,831	17,968
Accrued restructuring costs	2,030	2,599
Deferred revenue and advance payments	40,626	28,374

Total current liabilities	72,049	61,709
Deferred revenue and advance payments	2,299	2,750
Other long-term liabilities	4,126	2,443
Accrued restructuring costs	2,654	3,544

Total Liabilities	81,128	70,446

Stockholders’ Equity:
Preferred stock undesignated; $0.001 par value; 4,971 shares authorized; no shares issued or outstanding	—	—
Class A common stock; $0.001 par value; 330,000 shares authorized; 12,518 and 12,362 shares issued and outstanding, respectively	13	12
Class B common stock; $0.001 par value; 165,000 shares authorized; 3,549 and 3,604 shares issued and outstanding, respectively	4	4
Additional paid-in capital	390,037	387,625
Accumulated other comprehensive income	2,054	2,619
Accumulated deficit	(324,107)	(345,913)

Total stockholders’ equity	68,001	44,347

Total Liabilities and Stockholders’ Equity	$149,129	$114,793

MICROSTRATEGY INCORPORATED

Additional Financial Information

Net Income and Additional Financial Information

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$11,427	$2,296	$21,806	$2,961

Additional Financial Information:
Restructuring and impairment charges	—	1,699	—	1,699
Amortization of intangible assets	17	18	35	148
Loss on investments	85	—	85	—
Loss on early extinguishment of notes payable	—	858	—	840
Discount amortization expense on notes payable	—	883	—	1,856
Other items	(118)	—	(168)	—

Total	$(16)	$3,458	$(48)	$4,543

Additional Financial Information - Cash vs. Non-cash

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Non-cash:
Amortization of intangible assets	$17	$18	$35	$148
Loss on investments	85	—	85	—
Loss on early extinguishment of notes payable	—	858	—	840
Discount amortization expense on notes payable	—	883	—	1,856

Total non-cash	102	1,759	120	2,844

Cash:
Restructuring and impairment charges	—	1,699	—	1,699
Other items	(118)	—	(168)	—

Total cash	(118)	1,699	(168)	1,699
Total	$(16)	$3,458	$(48)	$4,543

MICROSTRATEGY INCORPORATED

Non-Generally Accepted Accounting Principles (“Non-GAAP”) Financial Measures

Management believes that the presentation of the additional financial information is helpful in understanding the ongoing operating results and cash flow indicators with respect to the Company’s core business because the additional financial items are non-cash or cash related gains and expenses incurred during the period that are not associated with ongoing operating results and are not cash flow indicators of the Company’s core business operations.

EBITDA and Additional Financial Information

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$11,427	$2,296	$21,806	$2,961

Interest income	(174)	(281)	(289)	(371)
Interest expense	11	2,049	25	4,347
Provision (benefit) for income taxes	581	(71)	1,353	793
Depreciation and amortization	2,089	2,247	4,132	4,594
Amortization of intangible assets	17	18	35	148

EBITDA	$13,951	$6,258	$27,062	$12,472

Additional Financial Information:
Restructuring and impairment charges	—	1,699	—	1,699
Loss on investments	85	—	85	—
Loss on early extinguishment of notes payable	—	858	—	840
Other expense (income)	241	(133)	(565)	(95)

Total	$326	$2,424	$(480)	$2,444

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30,
	2004	2003
Operating activities:
Net income from continuing operations	$21,806	$2,961
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	4,167	4,742
Bad debt recovery	(27)	(26)
Loss on investments	85	—
Loss on early extinguishment of notes payable	—	840
Discount amortization expense on notes payable	—	1,856
Other, net	60	(24)
Changes in operating assets and liabilities:
Accounts receivable	3,245	572
Prepaid expenses and other current assets	(1,263)	(146)
Deferred tax assets, net	288	(203)
Deposits and other assets	(1,458)	(169)
Accounts payable and accrued expenses, compensation and employee benefits	(1,050)	1,071
Accrued restructuring costs	(1,470)	(962)
Deferred revenue and advance payments	11,705	4,568
Other long-term liabilities	1,683	(318)

Net cash provided by operating activities	37,771	14,762

Investing activities:
Purchases of property and equipment, net	(3,193)	(1,947)
Capitalized software development costs	(1,414)	—
Purchase of long-term investments	(26,353)	—
(Increase) decrease in restricted cash	(3)	5,551

Net cash (used in) provided by investing activities	(30,963)	3,604

Financing activities:
Proceeds from sale of class A common stock under employee stock purchase plan and exercise of employee stock options	2,412	1,138

Net cash provided by financing activities	2,412	1,138
Effect of foreign exchange rate changes on cash and cash equivalents	(319)	474

Net increase in cash and cash equivalents from continuing operations	8,901	19,978
Net cash received from (advanced to) discontinued operations	34	(140)

Net increase in cash and cash equivalents	8,935	19,838
Cash and cash equivalents, beginning of period	51,882	15,036

Cash and cash equivalents, end of period	$60,817	$34,874

Supplemental disclosure of noncash investing and financing activities:
Early extinguishment of notes payable	$—	$(7,456)

Issuance of class A common stock in connection with early extinguishment of notes payable	$—	$8,533